UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Sonim Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following e-mail was distributed to Institutional Shareholder Services (ISS) on July 5, 2025:

Responses below from the Sonim team:

What are the deficiencies in the financing commitment provided by Orbic/Capstone?

Sonim believes the deficiencies of the letter relate to the fact that the letter is, at best, highly conditional as to whether debt financing can actually be arranged, and at worst, is not at all credible. The letter imposes no penalty on the placement agent if it later deems the offering not feasible, nor does the agent act as an underwriter with a binding obligation to purchase securities irrespective of resale prospects. There is no evidence that the referenced placement agent has a history of completing such transactions.

●	How did Sonim identify them as just a “placement agent”?
●	Is there a risk that the $50 million will not be funded? If so, will Sonim elaborate?

While Capstone has indicated its commitment to fund the notes, its role is not that of a direct capital provider. Instead, Capstone is identified as the “Lead Arranger,” defined as the exclusive structuring agent, manager, bookrunner, and placement agent, entitled to “left” and “highest” placement in all marketing materials relating to the first lien notes.

This structure means that even if Capstone determines the financing conditions are satisfied, it will not itself fund the notes. Rather, it will initiate a solicitation process to identify third-party investors willing to commit to the debt financing, with Capstone serving solely as placement agent—an outcome that remains uncertain and beyond the control of Sonim.

Accordingly, unlike a committed bank credit facility, the financing remains subject to the success of a debt offering following execution of a definitive agreement with Orbic. As a result, there is a significant risk that the contemplated $50 million will not ultimately be funded even if all financing conditions are satisfied.

To the contrary, Sonim is certain that Social Mobile can unilaterally fund the transaction without condition.

How is the value of the Social Mobile deal superior to the Orbic proposal?

What liabilities are being assumed by Social Mobile that would not be assumed by Orbic?

Orbic’s publicly disclosed proposal provides that “Sonim would retain all liabilities other than those under contracts agreed by Orbic.” By contrast, the arrangement contemplated under the Social Mobile LOI states that “the Company’s consolidated current liabilities other than the current portion of indebtedness (including capitalized leases, accrued interest, and prepayment premiums), in each case to the extent included as an ‘assumed liability’ under the Definitive Agreements, each determined in accordance with GAAP,” would be assumed.

While the Company acknowledges that the definitive agreement will ultimately govern the scope of assumed liabilities, the fundamental premise — that Social Mobile would assume a significant portion of the Company’s liabilities — renders its proposal substantially more favorable in terms of economic value.

What are the other conditions besides completing due diligence that makes the Orbic offer “conditional”?

In addition to the completion of due diligence, the commitment letter directly and indirectly includes several other conditions, including but not limited to the following:

●	Pledge of collateral, including a pledge of 100% of the equity interests of the target. Sonim believes this condition cannot be satisfied in an asset sale structure. Sonim assumes this provision may later be substituted with a pledge of 100% of the assets of the target
●	Execution and delivery of the Financial Documentation
●	“certificate of pro-forma financial covenant compliance”
●	Payment of fees by Orbic pursuant to a fee letter referenced in the commitment, to which Sonim has not been given access

Most critically, the primary “condition” to funding remains the successful placement of the debt financing: a process that is entirely outside of Sonim’s control.

Important Information and Where to Find It

This press release may be considered to be a soliciting material in connection with the 2025 Annual Meeting of Stockholders. Sonim has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

Sonim’s stockholders are strongly encouraged to read Sonim’s definitive proxy statement (including any amendments or supplements thereto) and any other documents to be filed with the SEC carefully and in their entirety when they become available because they will contain important information.

Stockholders may obtain a free copy of the definitive proxy statement, any amendments or supplements to the proxy statement, and other documents that Sonim files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge on Sonim’s website at https://ir.sonimtech.com/sec-filings/all-sec-filings.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Sonim. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Sonim plans to file with the SEC a proxy statement (the “Proxy Statement”) relating to a special meeting of its stockholders and may file other documents with the SEC relating to the proposed transaction, including a prospectus. This communication is not a substitute for the Proxy Statement or any other document that Sonim may file with the SEC or send to its stockholders in connection with the proposed transaction. Before making any voting decision, stockholders of Sonim are urged to read the Proxy Statement in its entirety when it becomes available and any other relevant documents filed or to be filed with the SEC and any amendments or supplements thereto and any documents incorporated by reference therein, because they will contain important information about the proposed transaction and the parties to the proposed Transaction. Any vote in respect of resolutions to be proposed at a stockholder meeting of Sonim to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Investors and security holders will be able to obtain the Proxy Statement and other documents Sonim files with the SEC (when available) free of charge at the SEC’s website (http://www.sec.gov) or at Sonim’s investor relations website (https:// https://ir.sonimtech.com/) or by e-mailing Sonim to ir@sonimtech.com.

Participants in the Solicitation

Sonim and its respective directors, executive officers, and other members of their management and employees, including Peter Liu (Chief Executive Officer and a director), Clay Crolius (Chief Financial Officer), and Sonim’s directors-James Cassano, Mike Mulica, Jack Steenstra, and Jeffrey Wang-under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim’s stockholders in connection with the proposed Transaction.

Stockholders may obtain more detailed information regarding Sonim’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions “Directors, Executive Officers, and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management,” and “Certain Relationships and Related Party Transactions”   of Sonim’s definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 18, 2025.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the proposed Transaction, if and when they become available. These documents will be available free of charge as described above.

Forward-Looking statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the anticipated effects of the proposed transaction and the strategy of Sonim in connection with strategic alternatives, the anticipated terms of the proposed transaction, potential benefits of the proposed transaction to Sonim’s stockholders, and anticipated difficulties in connection with certain aspects of Orbic’s offer. These forward-looking statements are based on Sonim’s current expectations, estimates and projections, and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “achieve,” “aim,” “ambitions,” “anticipate,” “believe,” “committed,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goals,” “grow,” “guidance,” “intend,” “likely,” “may,” “milestone,” “objective,” “on track,” “opportunity,” “outlook,” “pending,” “plan,” “poised,” “position,” “possible,” “potential,” “predict,” “progress,” “promises,” “roadmap,” “seek,” “should,” “strive,” “targets,” “to be,” “upcoming,” “will,” “would,” and variations of such words and similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: the ability of Sonim to meet expectations regarding the timing and completion of the proposed transaction; the possibility that the LOI will not result in the definitive agreement; the possibility that the conditions to the closing of the proposed transaction are not satisfied, including the risk that the required approvals are not obtained, the Sonim Legacy Business Sale does not close, and that Sonim’s stockholders do not approve the proposed transaction; the challenges of maintaining Nasdaq listing and the potential necessity to implement a reverse stock-split in order to remain listed on Nasdaq; the occurrence of any event, change or other circumstances that could result in the definitive agreement (if ever executed) being terminated or the proposed transaction not being completed on the terms reflected in the definitive agreement, or at all; potential litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have adverse effects on the market price of Sonim’s common stock; the risk that the current board of directors of Sonim loses the proxy contest and the new directors’ slate determines to terminate the proposed transaction (whether at the state of LOI or definitive agreement); the effect of the announcement of the proposed transaction on the ability of Sonim to retain key personnel and maintain relationships with customers and business partners; the risk of unexpected costs or expenses resulting from the proposed transaction and the LOI; and other risks and uncertainties, including those described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.